Exhibit 10.1

EMPLOYMENT CONTRACT

between

ChyronHego AB

and

Rickard Öhrn

EMPLOYMENT CONTRACT

Between, ChyronHego AB, a legal entity registered under the laws of Sweden with Registration Number 556074-9730, hereinafter referred to as the (“Company”), on the one part, and. Rickard Ohm, a Swedish citizen with personal identity number ######-####, hereinafter referred to as the (“Employee”), on the other part this day the following agreement has been concluded.

1. Role

1.1

The Employee is employed as Managing Director for the Company and will also act as Chief Operations Officer (COO) for the ChyronHego Group.

The employment should commence on January 1st 2015, or earlier date agreed by the parties.

2. Employment

2.1

It rests with the Employee to comply with the business plan, budgets, instructions and time schedules adopted at any time by the Company and its Board of Directors.

2.2

The Employee is obliged to devote all care and attention to the fulfilment of his obligations under this Employment Contract and to watch and protect best interests of the Company on all occasions. All benefits rising from the employment shall be the property of the Company for which the work has been provided.

2.3

The Employee must not accept commissions or carry on business activities along with his employment, without the written consent in advance of two directors of the board of directors of the Company. Except from the aforementioned limitation, the Employee has the right to be involved in a limited number of business activities listed in Exhibit 1 already accepted by the Company.

2.4

The Employee shall conduct his duties mainly in the location of the Company (Stockholm in Sweden), but also, at the request of the Company, anywhere else where the Company or group companies performs business activities.

3. Remuneration

3.1

The Employee is granted a fixed salary amounting to SEK 100,000 per month.

Thereafter, the salary shall be revised once per annum after decision from the board of the directors. The salary is all inclusive and only statutory requirements shall be added to it. The salary constitutes compensation for all work carried out by the Employee. No overtime compensation is payable.

The employee is entitled to full salary during sick leave. The Company covers the difference between the state social security plus the insurances provided by the company and the actual salary.

3.2

The Employee is also entitled to participate in the Company’s Executive Short Term Incentive Program, hereinafter referred to as the (“Bonus”). It shall be maximized to an amount corresponding to 50 percent of the fixed salary per annum and calculated from a matrix of company and personal goals set by the board of directors. The Company shall pay the Bonus at latest on 31st of March, the following year.

The board of directors of the Company will decide and revise the specific terms and conditions regarding the Bonus once per annum.

3.3

The Employee shall also be entitled to participate in the Company’s Executive Long Term Incentive Program, hereinafter referred to as the (“Options”). The terms and conditions for the issuing of options to the Employee will be determined by the Company’s Compensation Committee as soon as possible after the commencement of the employment.

3.4

The Employee is entitled to receive provision for pensions according to the following schedule:

Salary	Pension Provision
< 7.5 IBB per annum	5%
> 7.5 IBB per annum	20%

Remuneration according to Section 3.2 and 3.3 are not subject to pension provision.

3.5

The Employee is entitled to have a car paid for by the company, under Swedish law “förmånsbil”. The value of the car should fall under the regulations set by the Swedish government for company cars.

3.5

Compensation for business travel expenses is payable subject to the regulations each time determined by the Company.

4. Vacation

4.1

The Employee is entitled to 30 days of vacation each year. The vacation period is to be chosen in consultation with the Company and scheduled to be enjoyed at a time when this will cause at least disadvantage to the Company.

5. Intellectual property rights etc.

5.1

All rights of any kind connected with the Company and the business activities of the Company, are the sole property of the Company and cannot be used by the Employee outside his employment.

5.2

The Employee shall assign to the Company all rights whatsoever connected with the business activities of the Company such as, but not limited to, patents, trademarks, rights in design, copyrights (including rights in computer software), source codes, business or trade names, domain names, rights in logos, data bases, inventions, trade secrets, know how, confidential information about the Project and all other industrial or intellectual property in or relating to the technology or services of the Company for their full term throughout the world.

The Employee agrees that any rights developed by him during the term of the Employment Contract shall be the exclusive property of the Company, without further compensation to the Employee. The Employee undertakes to execute any documents as the Company can reasonably require him to execute in order to formalise and to maintain the Company’s ownership of any rights described above.

6. Secrecy

6.1

The Employee pledges to observe, during his time of employment as well as five (5) years thereafter, obligations of secrecy and to not disclose to any unauthorized person or entity, any information about the Company or its business activities in excess what is publicly available; This clause is not applicable to information the Employee is forced to divulge by law or by court order.

6.2

Upon termination of this Employment Contract for whatever reason, the Employee shall return to the Company all working papers, computer disks and tapes or other material and copies provided or prepared by him pursuant either to this agreement or to any previous obligation owed by the Employee to the Company.

6.3

The Employee shall be obliged to pay a contractual penalty of SEK 500,000 to the Company for every material breach versus Section 6.1 and Section 6.2 above. Contractual penalty according to above, does not, however, exclude other sanctions resulting from the breach of this secrecy undertaking.

6.4

The obligations regarding secrecy in clause 6.1 - 6.3 above will survive the expiration of this Employment Contract as stated in 6.1 above.

7. Non-competition

7.1

As long as the Employee is employed by the Company and for a period of one year thereafter, he may not, directly or indirectly, engage or carry on any activities performed either alone or jointly with anyone or as officer, manager, agent, consultant or employee of a company or a person competing with the Company, or have interest, directly or indirectly, in the activities of any person or entity who or which engages in any material respect in such competitive activities.

This non-compete undertaking does only cover the performance of business related to the international sports and media industry and the technology and services related hereto.

7.2

The Employee shall be obliged to pay a contractual penalty of SEK 500,000 to the Company for every single breach versus Section 7.1 above. The contractual penalty according to above, does not, however, exclude other sanctions resulting from the breach of this non-compete undertaking.

7.3

The obligations regarding non-competition in clause 7.1 - 7.2 above will survive the expiration of this Employment Contract as stated in 7.1 above.

8. Term of notice

8.1

The period of notice shall be twelve (12) months for the Company and be six (6) months for the Employee.

Any termination of this Employment Contract shall be done in writing.

8.2

If the Employee is in material breach of obligations according to this Employment Contract and the instructions given from time to time by the Company and breach has not been rectified within thirty (30) after receipt of written notice of the breach: the Employer has the right to terminate this agreement with thirty (30) days period of notice.

8.3

If the Company has terminated this Employment Contract for other reasons than described in Section 9.2 above, the Company shall pay all remuneration according to section 3 to the Employee during the time of notice.

The Employee is not obliged to work during the term of notice if the employment was terminated by the Company.

Such monthly compensation from the Company to the Employee shall only be paid as long as the non-competition clause above is applicable and observed.

9. Miscellaneous

9.1

Only those amendments and additions to this Employment Contract that are made in writing and signed by both Parties are valid.

9.2

This Employment Contract shall be governed by Swedish law.

9.3

Lag (1982:80) om anställningsskydd shall not be used on the employment of the Employee under this Employment Contract. The Employee has a top management position of the Company.

9.4

Any and all disputes, controversies and claims arising out of or in connection with this agreement or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with Swedish law. The proceedings shall be conducted in Stockholm, in the English language. The arbitration shall be final and binding upon the parties. The Company shall be responsible for the payment to the arbitrators.

________________________

It has been executed in two counterparts for each party to have taken one original each.

EMPLOYER	EMPLOYEE

Place: New York	Place: Stockholm

Date: 2014-06-26	Date: 2014-07-01
/s/ Johan Apel Johan Apel	/s/ Rickard Öhrn Rickard Öhrn

Exhibit 1

Board Member of Novocap Management AB

Board Member of Pressdata Stockholm Intressenter AB

“Kommanditdelägare” Boutique Marguerite KB